Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-224877) and related Prospectus of Gibraltar Industries, Inc. pertaining to the Gibraltar Industries, Inc. 2018 Equity Incentive Plan and to the incorporation by reference therein of our reports dated February 26, 2019, with respect to the consolidated financial statements of Gibraltar Industries, Inc., and the effectiveness of internal control over financial reporting of Gibraltar Industries, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Buffalo, New York
July 26, 2019